Pricing Supplement No. 6    Dated February 23, 1998        Rule 424(b)(3)
                                                        File No. 33-56939
(To Prospectus Supplement dated February 17, 1998)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series C
(Fixed Rate)
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Principal Amount: $30,000,000       Trade Date:             February 19, 1998
                                    Maturity Date:          February 24, 2000
Issue Price:      $30,000,000       Original Issue Date:    February 24, 1998

Interest Rate:    6.38%             Form: x Book-Entry      Certified     Both

         If the Original Issue Date falls within the 15-day period preceding March 1 or September 1, the Interest Payment Dates shall be:

         1st Coupon Payment September 1, 1998 and thereafter on March 1 and September 1

Redemption:
         X The Notes cannot be redeemed prior to maturity The Notes may be redeemed prior to maturity

                           Redemption                              Redemption
                              Date(s)                                Price(s)

Repayment:
         X The Notes cannot be repaid prior to maturity at the option of the holders thereof The Notes may be repaid prior to maturity at the option of the holders thereof

                           Repayment                                Repayment
                              Date(s)                                Price(s)

Original Issue Discount Note:         Yes              No     X
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

         As of the date of the issuance of the Series C Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, Series B and any Series C Notes), there will be $73.0 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A Notes, Series B Notes and the Series C Notes) outstanding.